Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES JULY 2011 US TRADING VOLUMES

NEW YORK, August 8, 2011 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that July 2011 US trading volume was 3.7 billion shares and average daily volume (ADV) was 184 million shares.  This compares to 4.2 billion shares and ADV of 192 million shares in June 2011 and 3.6 billion shares and ADV of 171 million shares in July 2010.  There were 20 trading days in July 2011, 22 trading days in June 2011 and 21 trading days in July 2010.

ITG US Trading Activity

July 2011

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

July 2011	20	3,674,382,817	183,719,141

Year-to-Date:	145	27,586,866,271	190,254,250

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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